Exhibit 5.1

July 3, 2014

Commerce Union Bancshares, Inc.

701 South Main Street

Springfield, Tennessee 37172

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Commerce Union Bancshares, Inc., a Tennessee corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to [            ] shares of common stock, par value $1.00 per share, of the Company (the “Shares”) to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of April 25, 2014, by and between the Company, Reliant Bank, a Tennessee banking corporation, and Commerce Union Bank, a Tennessee banking corporation. This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, we have examined the Registration Statement, the Merger Agreement, and such corporate records, other documents, and matters of law as we have deemed necessary or appropriate. In rendering this opinion, we have relied, with your consent, upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of certified copies submitted to us with the original documents to which such certified copies relate, and the legal capacity of all individuals executing any of the foregoing documents.

This opinion is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws other than the Tennessee Business Corporation Act. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

Based on and subject to the foregoing, and subject to the qualifications, assumptions, and limitations stated herein, we are of the opinion that the Shares are or will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission and if and when the Shares have been issued upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be legally and validly issued, fully paid, and non-assessable.

Exhibit 5.1

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our name therein, as well as under the heading “Legal Matters” in the related prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

BUTLER SNOW LLP

By: /s/ Butler Snow LLP